Exhibit 99

News
For Immediate Release

El Paso Corporation Announces Partner for Ruby Pipeline Project

HOUSTON, TEXAS, July 27, 2009—El Paso Corporation (NYSE:EP) announced today that it has executed a binding agreement with Global Infrastructure Partners (GIP) whereby GIP will acquire a 50 percent interest in the Ruby Pipeline project.

“We are pleased to have Global Infrastructure Partners join us in the Ruby project,” said Jim Cleary, president of El Paso’s Western Pipelines.  “We continue to make excellent progress on Ruby, and we look forward to it being one of the key assets in our pipeline franchise.”

Terms of Agreement

Under the terms of the agreement, GIP will invest up to $700 million in the project, which represents a 50 percent equity interest, in the following three major traunches:

-
$405 million in the form of a 7 percent secured note that will be drawn upon to reimburse one half of El Paso’s costs to date, as well as to fund one half of the future costs of developing the project.  The note will be exchanged for a convertible preferred equity interest in Ruby at the close of construction financing;

-	$145 million contributed as a preferred equity interest in the Cheyenne Plains Pipeline that will be exchanged for a convertible preferred equity interest in Ruby at final project completion;
-	Depending on the amount of external financing that is raised, GIP could invest up to an additional $150 million as a convertible preferred equity interest in Ruby.

GIP’s convertible preferred equity interest in Ruby will earn a fixed 13 percent return beginning at final project completion.  GIP will have the option to convert its preferred equity to common equity at any time.  However, GIP’s preferred equity is subject to a mandatory conversion to common equity upon the satisfaction of certain conditions, including additional shipper commitments on the Ruby Pipeline.

El Paso will provide security for GIP’s investment until the completion of the project in the form of a portion of its 55 million El Paso Pipeline Partners, L.P. common units and a portion of its equity in the Cheyenne Plains Pipeline.

Project Progress and Time Line

El Paso will be responsible for the construction of the Ruby Pipeline project and its operations.  The Ruby Pipeline is on schedule and is expected to be completed at or below its $3 billion budget.  Should construction costs come in under budget, El Paso will retain all benefits.  Conversely, El Paso will absorb any cost overruns.

In January, El Paso filed an application with the Federal Energy Regulatory Commission (FERC) for a certificate of public convenience and necessity, under Section 7(c) of the Natural Gas Act, to construct and operate the Ruby Pipeline.

In June, FERC issued a Draft Environmental Impact Statement (DEIS) , which was consistent with Ruby’s construction plan and schedule.  Ruby anticipates timely issuance of FERC’s Final Environmental Impact Statement in October.

Also in June, El Paso hired a major investment bank as financial advisor for Ruby.   The financial advisor will recommend a package of financing options in addition to project financing with the objective of accessing the capital markets after final FERC approval has been received.

Assuming FERC approval in the first quarter of 2010, construction would begin in the second quarter of 2010 with the pipeline completed in time for a March 2011 in-service date.

The Ruby Pipeline project is a 675-mile, 42-inch interstate natural gas pipeline that will access growing sources of supply from multiple Rockies’ basins and make those supplies available to California, Nevada and the Pacific Northwest region.  Ruby has filed with the FERC to have an initial design capacity of up to 1.5 billion cubic feet per day.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  The company owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers.  For more information, visit www.elpaso.com. For more information on the Ruby Pipeline project, visit www.rubypipeline.com.

El Paso Corporation Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to obtain all necessary federal, state and local regulatory approvals; our ability to successfully construct and operate the proposed facilities described in this release; general economic conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located, our ability to obtain project financing and permanent financing, our ability to complete the pipeline on schedule, our ability satisfy all conditions in the arrangements with GIP and the resulting obligations to repay the funds advanced and potentially transfer 50 percent interests in our Cheyenne Plains Pipeline, cost overruns associated with the project, the impact of pledging certain collateral to support the repayment of the loan and repayment obligations and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts:
Investor-Media Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828